Exhibit 99.1

Whitestone REIT Wins Summary Judgment On Crucial Issue in Dispute With Allen
R. Hartman and Hartman Management

HOUSTON, March 31, 2008 (PRIME NEWSWIRE) -- Whitestone REIT, which owns and manages 37 commercial properties in Texas and Arizona, announced today that Presiding Judge Joseph "Tad" Halbach of the District Court of Harris County issued a partial summary judgment against Allen R. Hartman on his claim for a termination fee.

In granting the partial summary judgment, the Court agreed with Whitestone that the termination fee is subject to a cap on operating expenses. The Court rejected Hartman's argument that the termination fee is not subject to the cap.

Whitestone believes that the cap has already been met and, therefore, no termination fee is owed. Whitestone also disputes Hartman's calculation of the fee. The REIT alleged in its petition that "it is clear from the plain language of the advisory agreement (between the REIT and Hartman) and the circumstances surrounding its execution that no termination fee is owed." Those issues are still pending before the Court.

Chairman and Chief Executive Officer James C. Mastandrea said, "We are very pleased with the ruling and that the Court agreed with us about the contract. This puts us one step closer to resolving the differences between Whitestone REIT and Al Hartman.

"The trial on the remainder of the issues is set for May 19, 2008 in the 333rd Texas State District Court in Houston," he added.

ABOUT WHITESTONE REIT

Whitestone REIT owns and operates retail, office and office warehouse properties, 33 of which are in the Houston area, two office buildings in Dallas, a retail plaza in San Antonio and an office complex in a Carefree, AZ. For more information go to http://www.whitestonereit.com

Forward-Looking Statement:

This report includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements as to the future performance of the company. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development acceptance, and the impact of competitive services and pricing and general economic risks and uncertainties.

CONTACT:  Whitestone REIT
          Dick Vaughan, Vice President of Marketing and
           Investor Relations
          713-827-9595, Ext. 3034